                                                                       EXHIBIT 1

                        ERP OPERATING LIMITED PARTNERSHIP
                        (an Illinois limited partnership)

                       $100,000,000 Remarketed Reset Notes

                                 TERMS AGREEMENT


                                                          Dated: August 18, 1998

To:      ERP Operating Limited Partnership
         c/o Equity Residential Properties Trust
         Two North Riverside Plaza
         Chicago, Illinois 60606



Ladies and Gentlemen:

     We understand that ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), proposes to issue and sell $100,000,000 aggregate principal amount of Remarketed Reset Notes due August 21, 2003 (the "Notes") (such Notes being hereinafter also referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the "Underwriters") severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, to the extent any are purchased, at 99.65% of the principal amount thereof.


                                                                 Principal Amount of
         Underwriter                                           Underwritten Securities
         -----------                                           -----------------------
Merrill Lynch, Pierce, Fenner & Smith
               Incorporated ..............................          $ 75,000,000
Goldman, Sachs & Co. .....................................            25,000,000
                                                                    ------------
         Total ...........................................          $100,000,000
                                                                    ------------
                                                                    ------------



            The Underwritten Securities shall have the following terms
              (capitalized terms used but not defined herein or in the attached Purchase Agreement shall have the meanings given them in the form of Note attached hereto as Annex B):


Title:                           Remarked Reset Notes due August 21, 2003

Principal Amount to be Issued:   $100,000,000

Current Ratings:                 A3 by Moody's Investors Services, Inc.
                                 BBB+ by Standard & Poor's Ratings Services



Form:                            Registered book-entry form

Initial Price to Public:         At varying prices related to the prevailing market prices at the time of the sale

Purchase Price:                  99.65% of the principal amount of the Underwritten Securities

Remarketing Underwriter:         Merrill Lynch & Co., Merrill, Lynch, Pierce, Fenner & Smith
                                 Incorporated

Settlement Date, Time and        August 21, 1998, at 9:00 a.m. New York City time at the offices of
Place:                           Rosenberg & Liebentritt, P.C., Two North Riverside Plaza, Suite
                                 1600, Chicago, Illinois 60606 for the delivery of documents; delivery of funds on August 21, 1998 in accordance with DTC procedures for the Underwritten Securities

Stated Maturity Date:            August 21, 2003

Initial Index / Spread:          3 Month LIBOR + 45 basis points

Initial Spread Period:           The one-year period from and including August 21, 1998 to but excluding August 23, 1999 during which the interest rate will be reset quarterly

Initial Interest Payment Dates:  During the Initial Spread Period, interest on the Notes will be payable quarterly in arrears, on November 23, 1998, February 23,
                                 1999, May 24, 1999, and August 23, 1999.  During the Initial
                                 Spread Period, the interest rate on the Notes will be reset quarterly.  After the Initial Spread Period, interest on the Notes will be payable, unless otherwise specified on the applicable
                                 Duration/Determination Date, in arrears (i) quarterly on each
                                 February 23, May 23, August 23, and November 23 during the applicable Subsequent Spread Period in the case of Notes in the
                                 Floating Rate Mode or (ii) semi-annually on each February 23 and August 23 during the applicable Subsequent Spread Period in the case of Notes in the Fixed Rate Mode.

Subsequent Spread Index:         Determined by Issuer as floating rate (LIBOR) or fixed rate
                                 (Treasury)

Subsequent Spread Periods:       Determined by agreement between the Remarketing Underwriter and ERP on the applicable Duration/Mode Determination Date.
                                 Subsequent Spreads Period will be one or more periods of at least six months and not more than four years (or any
                                 integral-multiple of six months therein).

Subsequent Spread:               Determined by agreement between Remarketing Underwriter
                                 and ERP to result in a rate which will enable tendered Notes to be remarketed at par.



Duration/Mode Determination      Unless notice of redemption of the Notes as a whole has been
Date:                            given, the duration, redemption dates, redemption type (i.e., par, premium or make-whole), redemption prices (if applicable),
                                 Commencement Date, Interest Payment Dates, Interest Rate Mode
                                 and any other relevant terms for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the tenth Business Day prior to the Commencement Date of each
                                 Subsequent Spread Period.

Spread Determination             The Spread for each Subsequent Spread Period will be
Date:                            established by 1:00 p.m., New York City time, on the fifth
                                 Business Day prior to the Commencement Date of such
                                 Subsequent Spread Period.

Alternate Spread/Duration:       If the Remarketing Underwriter and ERP do not agree on the
                                 Spread for any Subsequent Spread Period, (i) the Subsequent
                                 Spread Period will be one year, (ii) the Notes will be reset to the
                                 Floating Rate Mode and (iii) the Spread for such Subsequent
                                 Spread Period will be the Alternate Spread.  The Alternate
                                 Spread will be the percentage equal to LIBOR for the Quarterly
                                 Period beginning on the Commencement Date for such
                                 Subsequent Spread Period.

Rate Agent:                      Pursuant to the Remarketing Agreement, Merrill Lynch, Pierce,
                                 Fenner & Smith Incorporated has agreed to act as Remarketing
                                 Underwriter and as Rate Agent.  The Rate Agent will determine
                                 (i) LIBOR and the interest rate on the Notes for any Quarterly
                                 Period and/or (ii) the yield to maturity on the applicable United
                                 States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate.  ERP, in its sole discretion, may change the Remarketing Underwriter and the Rate Agent for any
                                 Subsequent Spread Period at any time on or prior to 3:00 p.m.,
                                 New York City time, on the Duration/Mode Determination Date relating thereto.

Redemption:                      The Notes may not be redeemed by ERP prior to August 23, 1999
                                 (the final payment date of the Initial Spread Period).  On that date, on each Commencement Date and on those Interest
                                 Payment Dates specified as redemption dates agreed to by ERP and the Remarketing Underwriter, as the Remarketing
                                 Underwriter, the Notes may be redeemed at the option of ERP, in whole or in part, upon notice given at any time during the 30 calendar day period ending on the tenth Business Day prior to the redemption date.  The Notes may also be redeemed at the option of ERP, in whole or in part, at the end of each Subsequent
                                 Spread Period or immediately after the Spread Determination
                                 Date, whenever the Alternate Spread is invoked.  The redemption price is equal to 100% of the principal amount together with accrued interest to the redemption date.



Tender at Option of Beneficial   Once the Remarketing Underwriter and ERP agree on the Spread
Owners:                          with respect to any Subsequent Spread Period, the Remarketing
                                 Underwriter and ERP will enter into a Remarketing Agreement on such Spread Determination Date. On the first day of such
                                 Subsequent Spread Period (the "Tender Date"), each beneficial owner of a Note may, at such owner's option, upon giving notice as provided below (the "Tender Notice"), tender such Note for remarketing by the Remarketing Underwriter on the Tender Date at
                                 100% of the principal amount thereof (the "Purchase Price"). The
                                 Tender Notice must be received by the Remarketing Underwriter during the period commencing at 3:00 p.m., New York City time, on the Spread Determination Date and ending at 12:00 noon, New
                                 York City time, on the second Business Day following the Spread
                                 Determination Date. If a Tender Notice is not received, then the beneficial owner shall be deemed to have elected to continue ownership of the Notes.

                                 If the Remarketing Underwriter does not purchase all tendered
                                 Notes on the relevant Tender Date, (i) all Tender Notices
                                 relating thereto will be null and void, (ii) none of the
                                 tendered Notes will be purchased by the Remarketing Underwriter,
                                 (iii) the Notes will be reset to the Alternate Spread/Duration which shall be deemed to have commenced upon the applicable
                                 Commencement Date and (iv) the Notes will be redeemable at the option of ERP, in whole or in part, upon at least ten Business
                                 Days' notice given by no later than the fifth Business Day following the relevant Tender Date.

Other:                           The Remarketing Underwriter will attempt, on a reasonable
                                 basis, to remarket the tendered Notes at a price equal to
                                 100% of the aggregate principal amount so tendered. There is no assurance that the Remarketing Underwriter will be able to remarket the entire principal amount of the Notes
                                 tendered in a remarketing.


         All the provisions contained in the document attached as Annex A hereto entitled "ERP Operating Limited Partnership--Debt Securities--Purchase Agreement" (the "Purchase Agreement"), dated December 13, 1994 are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. In addition, the amendments to the Purchase Agreement set forth in the Terms Agreement dated August 8, 1996, between ERP and the underwriters named therein are incorporated herein by reference to the same extent as if such provisions had been set forth in full herein. In addition, the Purchase Agreement is hereby further amended to refer to the Registration Statement on Form S-3 as number 333-45557 rather than number 33-84892. Defined terms used herein have the same meaning as defined in the Purchase Agreement and the prospectus supplement, dated August 18, 1998 (the "Prospectus Supplement"), to the prospectus dated April 6, 1998 (together with the Prospectus Supplement, the "Prospectus").

         ERP is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of ERP.

     In addition to the closing documents required pursuant to the Purchase Agreement, ERP's counsel shall also deliver the following legal opinion:

         "The Remarketing Agreement has been duly authorized, executed and delivered by ERP and, assuming due authorization, execution and delivery thereof by the Remarketing Underwriter, constitutes a legal, valid and binding agreement of ERP, enforceable against ERP in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws affecting creditors' rights generally from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and except that a waiver of rights under any usury law may be unenforceable."

Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us no later than 6:00 p.m. (New York City time) on August 18, 1998 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.


                         Very truly yours


                         MERRILL LYNCH & CO.
                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                       INCORPORATED



                         By: /s/ Eric Wilson
                            -------------------------------
                            Name: Eric Wilson
                            Title: Managing Director

                         Acting on behalf of itself and the other named Underwriters.


Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By:  EQUITY RESIDENTIAL PROPERTIES TRUST,
        not individually but as General Partner



        By:  /s/ David J. Neithercut
           ------------------------------------------
               Name:  David J. Neithercut
               Title: Executive Vice President and
                      Chief Financial Officer